Exhibit 99.1
Contact: Katie Reinsmidt, Senior Vice President - Investor Relations and Corporate Investments, 423.490.8301, katie.reinsmidt@cblproperties.com

CBL & ASSOCIATES PROPERTIES, INC. ANNOUNCES $200 MILLION
SHARE REPURCHASE PROGRAM

CHATTANOOGA, Tenn. (July 29, 2015) – CBL & Associates Properties, Inc. (NYSE:CBL) today announced that its Board of Directors has authorized a share repurchase program for the Company to buy up to $200 million of its common stock. The Company plans to repurchase shares from time to time on the open market, in privately negotiated transactions or otherwise, depending on market prices and other conditions. Purchases may be made through the program through August 31, 2016.

“The significant discount that our stock currently trades at relative to its private market valuation provides an attractive investment opportunity,” said Stephen Lebovitz, president and chief executive officer.  “As we execute our disposition program, applying a portion of the proceeds towards share repurchases will create significant shareholder value. Management and the Board believe it is important to proactively implement a program, demonstrating our ongoing confidence in the value of CBL’s portfolio. Importantly, we remain fully committed to maintaining and further improving our credit metrics and do not intend to borrow funds to execute these share repurchases.”

This stock repurchase program does not obligate the Company to acquire any particular amount of its common stock and the program may be extended, modified, suspended or discontinued at any time at the Company's discretion.

About CBL & Associates Properties, Inc.
CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 147 properties, including 90 regional malls/open-air centers. The properties are located in 30 states and total 84.0 million square feet including 6.5 million square feet of non-owned shopping centers managed for third parties. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas (Irving), TX, and St. Louis, MO. Additional information can be found at cblproperties.com.

Forward-Looking Statements
Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included therein, for a discussion of such risks and uncertainties.

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